Exhibit 10.150

TESORO LOGISTICS GP, LLC NON-MANAGEMENT DIRECTOR COMPENSATION
POLICY AND DIRECTOR EQUITY AWARD TERMS
Effective January 1, 2019
Directors of Tesoro Logistics GP, LLC (the “Company”) who are not employed by the Company or one of its subsidiaries or affiliates (“Non-Management Directors”) shall receive compensation for their services on the Board of Directors of the Company (the “Board”) and related committees as set forth below.
The equity awards set forth herein will be made from the Andeavor Logistics LP 2011 Long-Term Incentive Plan or any successor plan approved by the Board (the “Plan”). This Policy shall apply to those awards made in denominations of common units and other similar awards granted to Non-Management Directors under the Plan.
The Plan and this Policy are intended to conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), and, in all respects, shall be administered and construed in accordance with such requirements.
The Non-Management Director Compensation Package of the Company is as follows:

TESORO LOGISTICS GP, LLC Non-Management Director Compensation Package
Annual Board Retainer (Cash)	$90,000
Annual Director Deferred Phantom Unit Equity Award	$110,000
Total Annual Compensation Package – Exclusive of Chair Retainers	$200,000

Audit Committee Annual Chair Retainer (Cash)	$15,000
Conflicts Committee Annual Chair Retainer (Cash)	$15,000
Lead Director Annual Retainer (Cash)	$15,000
General Partner Board Observer Retainer (Cash)	$62,500
Effective January 1, 2019, members of the Conflicts Committee will also receive a meeting fee in the amount of $1,500 per meeting for each Conflicts Committee meeting such member attends in a calendar year in excess of six meetings.
Both the Deferred Phantom Unit Equity Awards (“Phantom Units”) and the Cash Retainer component of Non-Management Director Compensation shall be awarded or paid, as the case may be, to each Non-Management Director on a quarterly basis, with each installment being equal to one-fourth of the annualized amount set forth above. At the commencement of each calendar quarter, each Non-Management Director then in office will automatically receive an award under the Plan of a number of Phantom Units, including any fractional Phantom Units, determined as set forth herein and such awards will bear a grant date of the first trading day of such quarter. All equity awards under this Policy shall be automatically deferred until the receiving Non-Management Director separates from service on the Board. The Board, Committee Chair, Lead Director and General Partner Board Observer Cash Retainer component of Non-Management Director Compensation will be paid on a quarterly basis, with a check cut or direct deposit made at the inception of each quarter in the amount one-fourth of the annualized amount set forth above.
All expenses incurred by Non-Management Directors to attend meetings of the Board and related committees, and otherwise attend to Company business will either be fully paid or reimbursed by the Company.
Notwithstanding the foregoing, to the extent the initial effective date of this Policy fell after the first trading day of a calendar quarter, each Non-Management Director who was in office upon the effective date of this Policy received a pro-rated quarterly Phantom Unit award for such calendar quarter, with the grant date of such Phantom Unit award being the initial effective date of this Policy, and a pro-rated quarterly Board and Committee Cash Retainer payment, as applicable. Further, any new Non-Management Director who commences service during any calendar quarter and after the beginning of such calendar quarter shall receive a pro-rated Phantom Unit award for such calendar quarter, with the grant date of such Phantom Unit award being the date of commencement of service on the Board, and a pro-rated quarterly Board, Committee and other Cash Retainer payment, as applicable. In each case, pro-ration will be calculated based on the number of days that the Non-Management Director is expected to serve on the Board during such calendar quarter relative to the total number of days in such calendar quarter.
Effective January 1, 2019, the number of Phantom Units subject to each quarterly award shall be determined by dividing $27,500, or such other pro-rated amount as applicable, by the closing market price of Andeavor Logistics LP common units as reported on the Consolidated Tape System on the grant date. The number of Phantom Units, including any fractional Phantom Units, will be recorded in an unfunded and unsecured deferred compensation bookkeeping account in the Non-Management Director’s name. To the extent cash distributions are paid to common unit holders of Andeavor Logistics LP, additional Phantom Units, including any fractional Phantom Units, will accrue within the Director’s deferred compensation account in recognition of the value of such distributions and shall be subject to the same automatic deferral and restrictions, terms and conditions as the underlying Phantom Units.
Each Phantom Unit held in a Non-Management Director’s accumulated deferred compensation account will increase or decrease in value by the same amount and with the same frequency as the fair market value of a common unit of Andeavor Logistics LP.
In the event of a reorganization, recapitalization, unit equity split, dividend, combination of equity units, merger, consolidation, rights offering or any other change in the legal entity structure, the number and kind of Phantom Units credited to each Non-Management Director’s accumulated deferred compensation account shall be adjusted accordingly.
The deferred Phantom Units shall vest in full upon the Non-Management Director’s separation from service on the Board. Upon a Non-Management Director’s separation from service on the Board for any reason other than death, the Phantom Units in the Non-Management Director’s account shall be settled on the first day of the calendar month following the expiration of 45 days after such separation from service and such Non-Management Director will receive unrestricted issued Andeavor Logistics LP common units in place of the total accumulated Phantom Units in his or her deferred compensation account balance.
Upon a Non-Management Director’s separation from service on the Board on account of death, the Phantom Units in his or her deferred compensation account shall be fully vested. Unrestricted issued Andeavor

Logistics LP common units will be transferred to the Non-Management Director’s designated beneficiary either in February of the year following such Non-Management Director’s death or on the first day of the calendar month following the expiration of 45 days after the Non-Management Director’s death, whichever is earlier. If there is no valid beneficiary designation by the Non-Management Director, or if the designated beneficiary or beneficiaries fail to survive the Non-Management Director or otherwise fail to take the unrestricted issued Andeavor Logistics LP common units, the Non-Management Director’s beneficiary shall be the Non-Management Director’s surviving spouse or, if there is no surviving spouse, the Non-Management Director’s estate. Otherwise, Non-Management Directors may not sell, transfer, assign, pledge or otherwise encumber any portion of the Phantom Units and any attempt to sell, transfer, assign, pledge or encumber any portion of the Phantom Units shall have no effect. In order to ensure that Tesoro Logistics GP, LLC Board members bear the full risks of unit ownership, Tesoro Logistics GP, LLC Directors are prohibited from hedging transactions related to Andeavor Logistics LP common units or pledging or creating a security interest in any Andeavor Logistics LP common units.
Each Phantom Unit award made under this Policy to Non-Management Directors shall be subject to the terms and conditions of this Policy and the Plan, and this Policy and the Plan shall serve as the governing award agreement and shall evidence the grants and awards made pursuant to this Policy. The Board may amend or terminate this Policy at any time as set forth under the Plan other than an amendment which would cause any outstanding award or distribution to fail to comply with Section 409A. This Policy is subject to the terms and conditions of the Plan and any terms or conditions not specifically set forth or provided within this Policy shall be governed by the Plan, including but not limited to the provisions required to comply with Section 409A, in particular: “separation from service” as used under this Policy shall have the same meaning as used under Section 409A; and those provisions regarding distributions to “specified employees” under Section 409A shall apply to distributions under this Policy.
Notwithstanding any provision of this Policy to the contrary, to the extent any reimbursement or in-kind benefit provided under this Policy is nonqualified deferred compensation within the meaning of Section 409A: (1) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (2) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (3) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.